Exhibit 99.1

Contact:	Kathleen Cantillon Exelon Corporation 312-394-7417	FOR IMMEDIATE RELEASE

Exelon Corporation and Exelon Generation Announce

Offers to Purchase Notes Due in 2011

CHICAGO – (September 16, 2009) – Exelon Corporation (Exelon) (NYSE: EXC) today announced the commencement of a cash tender offer for any and all of its outstanding $500,000,000 6.75% Senior Notes due May 1, 2011 (CUSIP No. 30161N AA 9). Simultaneously, Exelon Generation Company, LLC (Generation) announced the commencement of a cash tender offer for any and all of its outstanding $699,975,000 6.95% Notes due June 15, 2011 (CUSIP No. 30161M AB 9).

Each offer is made pursuant to a separate Offer to Purchase dated September 16, 2009 and a related Letter of Transmittal, which set forth a more detailed description of each offer. Each offer will expire at midnight, New York City time, on September 22, 2009, unless extended or earlier terminated. Holders of the Senior Notes are urged to read carefully the applicable Offer to Purchase and Letter of Transmittal before making any decision with respect to the offer.

The purchase price payable in each offer for Senior Notes will be determined in the manner described in the Offer to Purchase for those Senior Notes by reference to a fixed spread of 25 basis points or 0.25% over the yield to maturity for (i) the Exelon 6.75% Senior Notes due May 1, 2011 based on the bid-side price of the 0.875% U.S. Treasury Bond due April 30, 2011 and (ii) the Generation 6.95% Senior Notes due June 15, 2011 based on the bid-side price of the 0.875% U.S. Treasury Bond due May 31, 2011, in each case, calculated as of 2:00 p.m., New York City time, on the date on which the offer for those Senior Notes expires. In addition to the purchase price, Exelon and Generation will also pay accrued and unpaid interest on Senior Notes purchased up to, but not including, the settlement date. The settlement date for each offer is expected to be one business day following the expiration of that offer.

The respective obligations of Exelon and Generation to accept for purchase, and to pay the tender offer consideration, as applicable, and the accrued and unpaid interest on the notes purchased pursuant to its tender offer are conditioned upon satisfaction or waiver of the general conditions described in each Offer to Purchase. Neither offer is subject to a financing or similar condition, and neither offer is conditioned upon any minimum principal amount of the notes being tendered.

Exelon and Generation have retained Barclays Capital Inc. and Morgan Stanley & Co. Incorporated to serve as dealer managers for each offer. D. F. King & Co., Inc. has been retained to serve as the information agent and the tender agent for each offer.

For additional information regarding the terms of either tender offer, please contact: Barclays Capital Inc. at 800-438-3242 (toll free) or 212-528-7581 (collect) or Morgan Stanley & Co. Incorporated at 800-624-1808 (toll free) or 212-761-5384 (collect). Requests for documents and questions regarding the tender of notes may be directed to the Information Agent at 800-859-8508 (toll free) or 212-269-5550 (collect).

The respective obligations of Exelon and Generation to accept any notes tendered and to pay the applicable consideration for those notes are set forth solely in the applicable Offer to Purchase and related Letter of Transmittal.

This news release is not an offer to purchase or a solicitation of acceptance of either tender offer. Exelon and Generation may, subject to applicable law, amend, extend or terminate its offer. None of Exelon, Generation, the dealer managers, the information agent or the tender agent makes any recommendations as to whether holders of the notes should tender their notes pursuant to the offers.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s Second Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 14; and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation and Exelon Generation Company, LLC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.4 million customers and $19 billion in annual revenues. Exelon Generation Company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon Corporation distributes electricity to approximately 5.4 million customers in Illinois and Pennsylvania and natural gas to approximately 485,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.